Exhibit 10.5
ADVERUM BIOTECHNOLOGIES, INC.
AMENDED AND RESTATED
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Amended and Restated Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Leone Patterson (“Executive”) and Adverum Biotechnologies, Inc. (the “Company”), effective as of June 23, 2020 (the “Effective Time”), and shall supersede and replace the terms set forth in the Amended and Restated Change in Control and Severance Agreement executed by the parties on June 11, 2020 (the “Prior Severance Agreement”).
RECITALS
A.Executive currently serves as the Company’s President pursuant to an offer letter dated June 11, 2020 (the “2020 Offer Letter”).
B.Executive and the Company entered into the 2020 Offer Letter and the Prior Severance Agreement in contemplation of the Company’s appointment of a new Chief Executive Officer who also became a member of the Board. At the time at which such appointment became effective, Executive’s title became President, Executive ceased to serve as the Company’s Chief Executive Officer and Executive’s resignation from the Board became effective. The changes described in this Recital B are referred to herein as the “2020 Management Changes.”
C.In connection with the foregoing changes, the Company and Executive entered into the 2020 Offer Letter and, in addition, the Company wishes to make available certain of the severance benefits set forth herein in order to provide incentive and encouragement to Executive to remain an executive of the Company and contribute to the Company’s success.
D.In addition, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board recognizes that such consideration as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.
E.The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.
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F.The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.
G.Certain capitalized terms used in this Agreement are defined in Section 7 below.
The parties hereto agree as follows:
1.Term of Agreement. This Agreement shall become effective as of the Effective Time and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.
3.Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims (with carve out for indemnification and mutual non-disparagement) against the Company and its affiliates that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination (a “Release of Claims”), then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:
(a)Severance. Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s Base Salary, payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings; provided, however, that no payments under this Section 3(a) shall be made prior to the first payroll date occurring on or after the sixtieth (60th) day following the date of the Covered Termination (such payroll date, the “First Payroll Date”), and any amounts otherwise payable prior to the First Payroll Date shall be paid on the First Payroll Date without interest thereon.
(b)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the first anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without
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limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 3(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.
4.Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, and if Executive delivers to the Company a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:
(a)Severance. Executive shall be entitled to receive an amount equal to the sum of: (i) eighteen (18) months of Executive’s Base Salary at the rate in effect immediately before the date of the Covered Termination and (ii) one and one-half (1.5) times Executive’s target annual bonus for the year in which Executive’s termination occurs. Such amount shall be payable in a cash lump sum, less applicable withholdings, on the sixtieth (60th) day after the date of the Covered Termination.
(b)Equity Awards. Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one-hundred percent (100%) of the unvested shares of Company common stock subject to such equity award.
(c)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) eighteen (18) months following the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 4(c), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.
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5.Other Terminations. If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination, then Executive shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.
6.Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. An independent accounting firm other than the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 6 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
7.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Base Salary. “Base Salary” means Executive’s annual base salary in effect immediately prior to Executive’s termination (disregarding any reduction in base salary that would give rise to Executive’s right to a Constructive Termination).
(b)Cause. “Cause” will be determined in the sole discretion of the Board and will mean misconduct, including: (i) the Executive’s commission or conviction of any crime involving fraud, dishonesty or moral turpitude that results in (or might have reasonably resulted in) material harm to the business of the Company; (ii) intentional and material damage to the Company’s property and/or misappropriation of Company funds; (iii) conduct that constitutes gross insubordination, incompetence or habitual neglect of duties that results in (or might have reasonably resulted in) material harm to the business of the Company that has not been cured within 30 days after written notice from the Executive’s immediate supervisor or in the case of
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the chief executive officer, from the Board; or (iv) material breach of the Proprietary Information Agreement (as defined below).
(c)Change in Control. “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(ii)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 7(c)(i) or 7(c)(ii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office/who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (B) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
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(iv)The Company’s stockholders approve a liquidation or dissolution of the Company.
Notwithstanding the foregoing, in no event shall a transaction constitute a Change in Control unless such transaction also constitutes a “change in control event” within the meaning of Section 409A of the Code and the Treasury regulations promulgated thereunder.
(d)Change in Control Period. “Change in Control Period” means the period of time beginning three (3) months prior to and ending twelve (12) months following a Change in Control.
(e)Constructive Termination. “Constructive Termination” means any of the following actions taken without Cause by the Company or a successor corporation or entity without Executive’s consent: (i) substantial reduction of Executive’s rate of compensation; (ii) material reduction in Executive’s duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless Executive’s new duties are substantially reduced from the prior duties; (iii) failure or refusal of a successor to the Company to assume the Company’s obligations under this Agreement in the event of a Change in Control; (iv) relocation of Executive’s principal place of employment or service to a place greater than 50 miles from the Executive’s then current principal place of employment or service. Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the event or condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Company within ninety (90) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.
(f)Covered Termination. “Covered Termination” shall mean Executive’s Constructive Termination or the termination of Executive’s employment by the Company other than for Cause. For the avoidance of doubt, in consideration of the Company’s obligations under this Agreement and the 2020 Offer Letter, Executive agrees that the 2020 Management Changes did not and will not constitute a Covered Termination.
8.Successors.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or
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legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Legal Department.
10.Confidentiality; Non-Solicitation.
(a)Confidentiality. Nothing herein modifies, supersedes, voids or otherwise alters Executive’s pre-existing contractual obligations set forth in the Employee Proprietary Information and Invention Assignment Agreement (“Proprietary Information Agreement”) entered into between Executive and the Company.
(b)Interference with Business. Consistent with Executive’s obligations under the Proprietary Information Agreement, Executive shall not for a period of one (1) year following Executive’s termination of employment for any reason, directly or indirectly solicit, induce, recruit or encourage any officer, director, employee, independent contractor or consultant of the Company who was employed by or affiliated with the Company at the time of termination to leave the Company or terminate his or her employment or relationship with the Company. Executive agrees not to make, publish or communicate at any time to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. Executive agrees not to use the Company’s Proprietary Information (as defined in Executive’s Proprietary Information Agreement) to directly or indirectly interrupt, disturb or interfere with the Company’s relationships with any customer, vendor, supplier, licensor, investor, consultant, independent contractor or other business partner, or to compete unfairly with the Company.
(c)Survival of Provisions. The provisions of this Section 10 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
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11.Miscellaneous Provisions.
(a)Section 409A.
(i)General. The payments and benefits under this Agreement are intended to qualify for exemptions from the application of Section 409A of the Code, and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code to the extent necessary to avoid adverse taxation under Section 409A of the Code.
(ii)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 11(a)(iii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.
(iii)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 11(a)(iii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iv)Installment Payments. Each installment payment payable under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code.
(v)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than March 15th of the year following the year in which the expense was incurred (provided that Executive has submitted the requisite documentation at least 30 days before such date), the amount of expenses reimbursed in one year shall not affect the amount
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eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Whole Agreement. Effective at the Effective Time, this Agreement, the 2020 Offer Letter and Executive’s Proprietary Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same, including but not limited to the Prior Severance Agreement.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.
ADVERUM BIOTECHNOLOGIES, INC.
By: /s/ Patrick Machado
Patrick Machado, Chair of the Board of Directors
Date: June 24, 2020
EXECUTIVE
/s/ Leone Patterson
Leone Patterson
Date: June 25, 2020
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